United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2024

Pineapple Energy Inc.

(Exact name of registrant as specified in its charter)
Minnesota	001-31588	41-0957999
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10900 Red Circle Drive Minnetonka, MN	55343
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 996-1674

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value, $.05 per share	PEGY	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2024, the Board of Directors of Pineapple Energy Inc. (the “Company”) appointed James R. Brennan as the Company’s Chief Operating Officer, effective May 28, 2024. Mr. Brennan, age 59, has served as the Company’s Senior Vice President, Corporate Development since November 2022 and was the Chief Growth Officer at SUNation Energy from March 2015 until it was acquired by the Company in November 2022. He has over 30 years of experience in strategy, corporate development, sales and marketing management, and international business while deploying software, services and devices. Mr. Brennan has also earned a Master of Business Administration in Finance from New York University and a Bachelor of Science in Electrical Engineering from Cornell University.

There were no changes to Mr. Brennan’s compensation in connection with his appointment as Chief Operating Officer. Mr. Brennan is party to an employment agreement with the Company (the “Employment Agreement”) related to his position as Senior Vice President, Corporate Development, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference. The Employment Agreement has not been amended in connection with Mr. Brennan’s appointment as Chief Operating Officer.

On November 9, 2022, the Company entered into a Transaction Agreement (the “Transaction Agreement”) with Solar Merger Sub, LLC, a New York limited liability company and wholly owned subsidiary of the Company, Scott Maskin, James Brennan, Scott Sousa and Brian Karp (collectively, the “Sellers”), and Scott Maskin as representative of each seller, pursuant to which the Company acquired all of the issued and outstanding equity of SUNation Solar Systems, Inc. and five of its affiliated entities (collectively, “SUNation”), directly or indirectly, from the Sellers. Mr. Brennan was appointed as the Senior Vice President, Corporate Development, of the Company, received 494,007 shares of Company common stock as consideration in the transaction and was granted an inducement award of 65,455 restricted stock units in connection with his employment with the Company.

The Company acquired SUNation from the Sellers for an aggregate purchase price of $18,440,533, comprised of (a) $2,390,000 in cash consideration paid at closing, (b) the issuance at closing of a $5,000,000 Short-Term Limited Recourse Secured Promissory Note payable to Messrs. Maskin and Brennan (the “Short-Term Note”), (c) the issuance at closing of a $5,486,000 Long-Term Promissory Note payable to Messrs. Maskin and Brennan (the “Long-Term Note”), with a fair value of $4,830,533 at the acquisition date, and (d) the issuance at closing of an aggregate of 1,480,000 shares of Company common stock. The purchase price also includes potential earn-out payments of up to $5,000,000 in the aggregate based on the percentage of year-over-year EBITDA growth of the SUNation businesses in 2023 and 2024.

The Short-Term Note was paid in full on June 1, 2023. The Long-Term Note is unsecured and matures on November 9, 2025. It carries an annual interest rate of 4% until the first anniversary of issuance, then 8% thereafter until the Long-Term Note is paid in full. The Company will be required to make a principal payment of $2.5 million on the second anniversary of the Long-Term Note. As of October 15, 2023, the full $5.5 million remained outstanding under the Long-Term Note and the Company had paid an aggregate amount of interest on the Long-Term Note of $31,263.

On May 14, 2024, the Company received a demand letter sent by Messrs. Maskin and Brennan for its failure to pay the first earnout payment of $2,500,000 under the Transaction Agreement, which was due on May 5, 2024.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated November 9, 2022, between Pineapple Energy Inc. and James R. Brennan

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINEAPPLE ENERGY INC.

Date: June 3, 2024	By:	/s/ Eric Ingvaldson
Eric Ingvaldson
Chief Financial Officer